Walmart U.S. Q2 comp sales1 grew 5.2%; 14.5% two-year stack; Comp transactions strong at 6.1%
Q2 FY22 GAAP EPS of $1.52; Adjusted EPS2,5 of $1.78
Company raises outlook for second consecutive quarter
Expecting FY22 Walmart U.S. comp sales of 5% to 6% and Global eCommerce sales of $75 billion

Total revenue was $141.0 billion, up 2.4%, negatively affected by approximately $8.9 billion related to divestitures. Excluding currency[2], total revenue would have increased 0.6% to $138.6 billion.
“We had another strong quarter in every part of our business. Our global eCommerce sales are on track to reach $75 billion by the end of the year, further strengthening our position as a leader in omnichannel. We grew market share in U.S. grocery, added thousands of new sellers to our marketplace, rapidly grew advertising businesses around the world, and we’re finding innovative ways to commercialize our data and build technology. We have a unique ecosystem of products and services designed to serve customers in broader, deeper ways, and we’re grateful to our associates for making it all happen.”

Doug McMillon
President and CEO, Walmart

Walmart U.S. grew market share in grocery. Comp transactions were strong at 6.1%, led by stores.
Walmart U.S. operating income increased 20.4%. Adjusted operating income[2] increased 12.0%.
Walmart U.S. eCommerce sales grew 6% and 103% on a two-year stack.
Strong growth in advertising businesses globally, including nearly doubling sales in Walmart U.S. versus last year.
Sam’s Club comp sales[1] increased 7.7%, and eCommerce sales grew 27%. Membership income increased 12.2% with member count reaching an all-time high.

Walmart International net sales were $23.0 billion, a decrease of $4.1 billion, or 15.2%, negatively affected by $8.9 billion related to divestitures. Changes in currency exchange rates positively affected net sales by approximately $2.4 billion.

Consolidated gross profit rate decreased 15 basis points; Walmart U.S. increased 20 basis points. Consolidated operating expenses as a percentage of net sales declined 81 basis points; adjusted[3] declined 47 basis points.

Consolidated operating income was $7.4 billion, an increase of 21.4%, with strength across the company. Consolidated operating income as a percentage of net sales increased 83 basis points; adjusted[4] increased 50 basis points.

Repurchased $5.2 billion in shares year to date, representing around 25% of the $20 billion authorization announced earlier this year.

1 Comp sales for the 13-week period ended July 30, 2021 compared to 13-week period ended July 31, 2020, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Adjusted consolidated operating expenses as a percentage of net sales excludes a 34 basis point impact for adjustments to fiscal 2021 operating expenses reflected in the non-GAAP reconciliation of adjusted operating income at the end of this release.
4 Adjusted consolidated operating income as a percentage of net sales excludes a 33 basis point impact for adjustments to fiscal 2021 operating income reflected in the non-GAAP reconciliation of adjusted operating income at the end of this release.
5 Adjusted EPS excludes the effects, net of tax, of net losses on equity investments of $0.26.

NYSE: WMT	August 17, 2021	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q2 FY22	Q2 FY21	Change
Revenue	$141.0	$137.7	$3.3	2.4%
Revenue (constant currency)[1]	$138.6	$137.7	$0.9	0.6%
Operating income	$7.4	$6.1	$1.3	21.4%
Operating income (constant currency)[1]	$7.2	$6.1	$1.1	18.9%
Adjusted operating income (constant currency)[1]	$7.2	$6.5	$0.7	10.6%

Free Cash Flow[1]	YTD FY22	$ Change	Returns to Shareholders	Q2 FY22	% Change
Operating cash flow	$12.4	-$6.5	Dividends	$1.5	0.9%
Capital expenditures	$5.0	$1.5	Share repurchases[2]	$2.4	N/A
Free cash flow[1]	$7.4	-$8.0	Total	$3.9	157.2%
Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q2 FY22	Q2 FY21	Change
Net sales	$98.2	$93.3	$4.9	5.3%
Comp sales (ex. fuel)[3]	5.2%	9.3%	NP	NP
Transactions	6.1%	-14.0%	NP	NP
Average ticket	-0.8%	27.0%	NP	NP
eCommerce contribution	~20 bps	~600 bps	NP	NP
Operating income	$6.1	$5.1	$1.0	20.4%
Adjusted operating income[1]	$6.1	$5.4	$0.7	12.0%

	Q2 FY22	Q2 FY21	Change
Net sales	$23.0	$27.2	-$4.1	-15.2%
Net sales (constant currency)[1]	$20.6	$27.2	-$6.5	-24.0%
Operating income	$0.9	$0.8	$—	6.0%
Operating income (constant currency)[1]	$0.7	$0.8	-$0.1	-12.4%
Adjusted operating income (constant currency)[1]	$0.7	$0.9	-$0.2	-20.0%

	Q2 FY22	Q2 FY21	Change
Net sales	$18.6	$16.4	$2.3	13.9%
Comp sales (ex. fuel)[3]	7.7%	13.3%	NP	NP
Transactions	5.1%	8.7%	NP	NP
Average ticket	2.5%	4.3%	NP	NP
eCommerce contribution	~180 bps	~190 bps	NP	NP
Operating income	$0.7	$0.6	$0.1	11.5%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $15.2 billion remaining of $20 billion authorization approved in February 2021. The company repurchased approximately 17 million shares in Q2 fiscal 2022.
3 Comp sales for the 13-week period ended July 30, 2021 compared to 13-week period ended July 31, 2020, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

NYSE: WMT	August 17, 2021	stock.walmart.com

Fiscal 2022 Q3 and full-year guidance
The following guidance reflects the company’s updated expectations for Q3 and fiscal year 2022 and is provided on a non-GAAP basis as the company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and externally adjusted items. Prior year results are on an adjusted basis. The company’s updated guidance assumes continued strength in the U.S. economy and no significant additional government stimulus for the remainder of the year.

Metric	FY22 Guidance at 5.18.21	New FY22 Guidance
Consolidated net sales	Decline low single-digits in constant currency •Excluding divestitures[1], consolidated net sales growth up low-to-mid single-digits	Slightly positive in constant currency •Excluding divestitures[1], consolidated net sales growth up 6% to 7%, or more than $30 billion
Comp sales growth	•Walmart U.S., up low single-digits, ex. fuel •Sam’s Club, up low single-digits, ex. fuel and tobacco	•Walmart U.S., up 5% to 6%, ex. fuel •Sam’s Club, up 7.5% to 8.5%, ex. fuel and tobacco
Walmart International net sales	Decline 20% to 25% in constant currency due to divestitures[1] •Increase mid single-digits, excluding divestitures[1]	Decline 21.5% to 22.5% in constant currency due to divestitures[1] •Increase 7% to 8%, excluding divestitures[1]
Consolidated expense leverage	Maintain rate, or slightly leverage	Slightly leverage
Consolidated operating income	Increase mid single-digits in constant currency •Increase high single-digits, excluding divestitures[1] in constant currency	Increase 9% to 11.5% in constant currency •Increase 11.5% to 14%, excluding divestitures[1] in constant currency
Walmart U.S. operating income	Increase high single-digits	Increase 11% to 13.5%
Effective tax rate	24.5% to 25.5%	No change
EPS	Increase high single-digits •Increase low double-digits, excluding divestitures[1]	$6.20 to $6.35
Capital expenditures	Around $14 billion	No change

Metric		Q3 FY22 Guidance
Comp sales growth		Walmart U.S., up 6% to 7%, excluding fuel
EPS		$1.30 to $1.40

1 We completed the sales of Walmart Argentina in November 2020, Asda in February 2021 and Seiyu in March 2021.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 220 million customers and members visit approximately 10,500 stores and clubs under 48 banners in 24 countries and eCommerce websites. With fiscal year 2021 revenue of $559 billion, Walmart employs 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085

Forward-Looking Statements
This release and related management commentary contains statements or may include or may incorporate by reference, statements that may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the

NYSE: WMT	August 17, 2021	stock.walmart.com

"Act"), that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	August 17, 2021	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Amounts in millions, except per share data)	2021	2020	Percent Change	2021	2020	Percent Change
Revenues:
Net sales	$139,871	$136,824	2.2%	$277,030	$270,496	2.4%
Membership and other income	1,177	918	28.2%	2,328	1,868	24.6%
Total revenues	141,048	137,742	2.4%	279,358	272,364	2.6%
Costs and expenses:
Cost of sales	105,183	102,689	2.4%	208,455	204,715	1.8%
Operating, selling, general and administrative expenses	28,511	28,994	(1.7)%	56,640	56,366	0.5%
Operating income	7,354	6,059	21.4%	14,263	11,283	26.4%
Interest:
Debt	437	577	(24.3)%	918	1,087	(15.5)%
Finance lease obligations	78	81	(3.7)%	163	163	—%
Interest income	(37)	(23)	60.9%	(67)	(66)	1.5%
Interest, net	478	635	(24.7)%	1,014	1,184	(14.4)%
Other (gains) and losses	953	(3,222)	(129.6)%	3,482	(3,943)	(188.3)%
Income before income taxes	5,923	8,646	(31.5)%	9,767	14,042	(30.4)%
Provision for income taxes	1,559	2,207	(29.4)%	2,592	3,529	(26.6)%
Consolidated net income	4,364	6,439	(32.2)%	7,175	10,513	(31.8)%
Consolidated net (income) loss attributable to noncontrolling interest	(88)	37	(337.8)%	(169)	(47)	259.6%
Consolidated net income attributable to Walmart	$4,276	$6,476	(34.0)%	$7,006	$10,466	(33.1)%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.53	$2.29	(33.2)%	$2.50	$3.70	(32.4)%
Diluted net income per common share attributable to Walmart	$1.52	$2.27	(33.0)%	$2.48	$3.67	(32.4)%

Weighted-average common shares outstanding:
Basic	2,799	2,832		2,807	2,832
Diluted	2,812	2,848		2,820	2,848

Dividends declared per common share	$—	$—		$2.20	$2.16

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31,	January 31,	July 31,
(Amounts in millions)	2021	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$22,831	$17,741	$16,906
Receivables, net	6,103	6,516	5,111
Inventories	47,754	44,949	41,084
Prepaid expenses and other (1)	1,555	20,861	1,895
Total current assets	78,243	90,067	64,996

Property and equipment, net	91,621	92,201	101,182
Operating lease right-of-use assets	13,868	13,642	16,869
Finance lease right-of-use assets, net	4,109	4,005	4,843
Goodwill	29,159	28,983	29,542
Other long-term assets	21,552	23,598	19,950
Total assets	$238,552	$252,496	$237,382

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$671	$224	$357
Accounts payable	49,601	49,141	46,326
Dividends payable	3,109	—	3,060
Accrued liabilities (1)	23,915	37,966	23,768
Accrued income taxes	267	242	610
Long-term debt due within one year	1,617	3,115	5,553
Operating lease obligations due within one year	1,441	1,466	1,734
Finance lease obligations due within one year	501	491	549
Total current liabilities	81,122	92,645	81,957

Long-term debt	39,581	41,194	40,959
Long-term operating lease obligations	13,116	12,909	15,669
Long-term finance lease obligations	3,952	3,847	4,673
Deferred income taxes and other	13,654	14,370	12,927

Commitments and contingencies

Equity:
Common stock	278	282	283
Capital in excess of par value	3,655	3,646	3,197
Retained earnings	84,572	88,763	87,614
Accumulated other comprehensive loss	(7,976)	(11,766)	(15,784)
Total Walmart shareholders’ equity	80,529	80,925	75,310
Noncontrolling interest	6,598	6,606	5,887
Total equity	87,127	87,531	81,197
Total liabilities and equity	$238,552	$252,496	$237,382

1 As of January 31, 2021, prepaid expenses and other included assets held for sale of $19.2 billion and accrued liabilities included liabilities held for sale of $12.7 billion related to our operations in the U.K. and Japan. We completed the sale of our operations in the U.K. and Japan in the first quarter of fiscal 2022.

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31,
(Amounts in millions)	2021	2020
Cash flows from operating activities:
Consolidated net income	$7,175	$10,513
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	5,302	5,562
Net unrealized and realized (gains) and losses	3,019	(4,006)
Losses on disposal of business operations	433	37
Deferred income taxes	(385)	472
Other operating activities	606	305
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	452	823
Inventories	(2,725)	2,466
Accounts payable	119	1,052
Accrued liabilities	(1,412)	1,428
Accrued income taxes	(161)	304
Net cash provided by operating activities	12,423	18,956

Cash flows from investing activities:
Payments for property and equipment	(5,019)	(3,569)
Proceeds from the disposal of property and equipment	176	83
Proceeds from disposal of certain operations, net of divested cash	7,935	—
Payments for business acquisitions, net of cash acquired	(248)	(175)
Other investing activities	(442)	27
Net cash provided by (used in) investing activities	2,402	(3,634)

Cash flows from financing activities:
Net change in short-term borrowings	441	(178)
Repayments of long-term debt	(3,010)	(2,937)
Dividends paid	(3,091)	(3,058)
Purchase of Company stock	(5,200)	(723)
Dividends paid to noncontrolling interest	(14)	(66)
Other financing activities	(685)	(852)
Net cash used in financing activities	(11,559)	(7,814)

Effect of exchange rates on cash, cash equivalents and restricted cash	(21)	(69)

Net increase in cash, cash equivalents and restricted cash	3,245	7,439
Change in cash and cash equivalents classified as held for sale	1,848	—
Cash, cash equivalents and restricted cash at beginning of year	17,788	9,515
Cash, cash equivalents and restricted cash at end of period	$22,881	$16,954

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2021	2020	Percent Change	2021	2020	Percent Change
Walmart U.S.	$98,192	$93,282	5.3%	$6,089	$5,057	20.4%
Walmart International	23,035	27,167	-15.2%	861	812	6.0%
Sam’s Club	18,644	16,375	13.9%	660	592	11.5%
Corporate and support	—	—	—	(256)	(402)	-36.3%
Consolidated	$139,871	$136,824	2.2%	$7,354	$6,059	21.4%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	7/30/2021	7/31/2020	7/30/2021	7/31/2020	7/30/2021	7/31/2020
Walmart U.S.	5.6%	9.1%	5.2%	9.3%	0.4%	-0.2%
Sam’s Club	13.9%	8.7%	7.7%	13.3%	6.2%	-4.6%
Total U.S.	6.8%	9.0%	5.5%	9.9%	1.3%	-0.9%
Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2021.

	Three Months Ended July 31, 2021				Six Months Ended July 31, 2021
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2021	Percent Change[1]	2021	Percent Change[1]	2021	Percent Change[1]	2021	Percent Change[1]
Total revenues:
As reported	$23,389	-14.7%	$141,048	2.4%	$51,058	-11.1%	$279,358	2.6%
Currency exchange rate fluctuations	(2,426)	N/A	(2,426)	N/A	(3,353)	N/A	(3,353)	N/A
Constant currency total revenues	$20,963	-23.5%	$138,622	0.6%	$47,705	-17.0%	$276,005	1.3%

Net sales:
As reported	$23,035	-15.2%	$139,871	2.2%	$50,335	-11.6%	$277,030	2.4%
Currency exchange rate fluctuations	(2,397)	N/A	(2,397)	N/A	(3,310)	N/A	(3,310)	N/A
Constant currency net sales	$20,638	-24.0%	$137,474	0.5%	$47,025	-17.4%	$273,720	1.2%

Operating income:
As reported	$861	6.0%	$7,354	21.4%	$2,055	27.0%	$14,263	26.4%
Currency exchange rate fluctuations	(150)	N/A	(150)	N/A	(201)	N/A	(201)	N/A
Constant currency operating income	$711	-12.4%	$7,204	18.9%	$1,854	14.6%	$14,062	24.6%
1 Change versus prior year comparable period.

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The tables below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three and six months ended July 31, 2021.

	Three Months Ended July 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2021	2020	2021	2020	2021	2020
Operating income:
Operating income, as reported	$6,089	$5,057	$861	$812	$7,354	$6,059
Business restructuring charge[1]	—	380	—	—	—	380
Discrete tax item	—	—	—	77	—	77
Adjusted operating income	6,089	5,437	861	889	7,354	6,516
Percent change[2]	12.0%	NP	-3.1%	NP	12.9%	NP
Currency exchange rate fluctuations	—	—	(150)	—	(150)	—
Adjusted operating income, constant currency	$6,089	5,437	$711	889	$7,204	6,516
Percent change[2]	12.0%	NP	-20.0%	NP	10.6%	NP

	Six Months Ended July 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2021	2020	2021	2020	2021	2020
Operating income:
Operating income, as reported	$11,544	$9,359	$2,055	$1,618	$14,263	$11,283
Business restructuring charge[1]	—	380	—	—	—	380
Discrete tax item	—	—	—	77	—	77
Adjusted operating income	11,544	9,739	2,055	1,695	14,263	11,740
Percent change[2]	18.5%	NP	21.2%	NP	21.5%	NP
Currency exchange rate fluctuations	—	—	(201)	—	(201)	—
Adjusted operating income, constant currency	$11,544	$9,739	$1,854	$1,695	$14,062	$11,740
Percent change[2]	18.5%	NP	9.4%	NP	19.8%	NP
1 Reflects a business restructuring charge resulting from changes to Walmart U.S. support teams to better support its omni-channel strategy recorded in the second quarter of fiscal 2021.
2 Change versus prior year comparable period.
NP - Not provided

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $12.4 billion for the six months ended July 31, 2021, which decreased when compared to $19.0 billion for the six months ended July 31, 2020 primarily due to an increase in inventory purchases due in part to lapping the impact of accelerated inventory sell-through in the first half of fiscal 2021. We generated free cash flow of $7.4 billion for the six months ended July 31, 2021, which decreased when compared to $15.4 billion for the six months ended July 31, 2020 due to the same reasons as the decrease in net cash provided by operating activities, as well as $1.5 billion in increased capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2021	2020
Net cash provided by operating activities	$12,423	$18,956
Payments for property and equipment (capital expenditures)	(5,019)	(3,569)
Free cash flow	$7,404	$15,387

Net cash provided by (used in) investing activities[1]	$2,402	$(3,634)
Net cash used in financing activities	(11,559)	(7,814)
1 “Net cash provided by (used in) investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three and six months ended July 31, 2021 by adjusting EPS for the following:
1.unrealized and realized gains and losses on the company’s equity investments; and
2.the incremental loss on sale of our operations in the U.K and Japan recorded during the first quarter of fiscal 2022.

	Three Months Ended July 31, 2021
Diluted earnings per share:
Reported EPS			$1.52
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.34	$(0.08)	$0.26

Adjusted EPS			$1.78

	Six Months Ended July 31, 2021[3]
Diluted earnings per share:
Reported EPS			$2.48
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$1.07	$(0.22)	$0.85
Incremental loss on sale of our operations in the U.K. and Japan	0.15	—	0.15
Net adjustments			$1.00

Adjusted EPS			$3.48

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the incremental loss on sale.
2 The reported effective tax rate was 26.3% and 26.5% for the three and six months ended July 31, 2021, respectively. Adjusted for the above items, the effective tax rate was 25.6% and 24.5% for the three and six months ended July 31, 2021, respectively.
3 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

As previously disclosed in our second quarter ended July 31, 2020 press release, we have calculated Adjusted EPS for the three and six months ended July 31, 2020 by adjusting EPS for the following: (1) unrealized gains and losses on the Company’s equity investments; (2) a business restructuring charge resulting from changes to corporate support teams to better support the Walmart U.S. omnichannel strategy; and (3) a discrete tax item.

	Three Months Ended July 31, 2020
Diluted earnings per share:
Reported EPS				$2.27
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity investments	$(1.13)	$0.24	$—	$(0.89)
Business restructuring charge	0.13	(0.03)	—	0.10
Discrete tax item	0.06	0.05	(0.03)	0.08
Net adjustments				$(0.71)

Adjusted EPS				$1.56

	Six Months Ended July 31, 2020[4]
Diluted earnings per share:
Reported EPS				$3.67
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity investments	$(1.41)	$0.30	$—	$(1.11)
Business restructuring charge	0.13	(0.03)	—	0.10
Discrete tax item	0.06	0.05	(0.03)	0.08
Net adjustments				$(0.93)

Adjusted EPS				$2.74
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was 25.5% and 25.1% for the three and six months ended July 31, 2020, respectively. When adjusted for the above items, the effective tax rate was 24.8% and 24.9% for the three and six months ended July 31, 2020, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.